Exhibit 99.1

Contacts:

Stewart G. MacDonald Chairman Mac-Gray Corporation 781-487-7610 Email: smacdonald@macgray.com	Jim Buckley Executive Vice President Sharon Merrill Associates, Inc. 617-542-5300 Email: jbuckley@investorrelations.com

Mac-Gray Appoints Mary Ann Tocio To Board of Directors

Addition of Leading Industry Executive Further Strengthens and Diversifies Company’s Board

WALTHAM, MA, November 7, 2006 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services and energy-efficient MicroFridge® appliances to multi-unit housing locations, today announced that Mary Ann Tocio has been elected to the Board of Directors.  With the appointment, the Company now has seven directors, six of whom are independent.

Ms. Tocio is currently the President and Chief Operating Officer of Bright Horizons Family Solutions (NASDAQ: BFAM), the world’s largest provider of employer supported child care, early education and work/life solutions.  In her role, Ms. Tocio is responsible for all of the firm’s domestic and global operations.  She also serves on Bright Horizons’ board of directors.

“Mary Ann’s expertise in overseeing extensive operations and her track record of managing growth make her an ideal candidate for Mac-Gray’s board,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer.  “Appointing a director of her stature and profile underscores our ongoing commitment to strong corporate governance and to the independence of Mac-Gray’s board.  We are honored to have her join our board, and we look forward to her valuable counsel and contribution.”

Ms. Tocio joined Bright Horizons in 1992 with many years of experience managing a multi-site service organization and more than 20 years of experience in the health care industry.  She was previously the Senior Vice President of Operations for Wellesley Medical Management, Inc., (Health Stop), a national provider of ambulatory care and occupational health services.  In that role, she was responsible for day-to-day operations of the health care units, sales of occupational medical services and the development of affiliation agreements with participating hospitals and corporations.

Ms. Tocio received her MBA from Simmons College School of Management.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premises for a fixed term, which is generally seven to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 63,000 multi-housing laundry rooms located in 40 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also has entered into agreements with Maytag Corporation to market Maytag’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry Solutions™, Intelligent Laundry Systems™, LaundryView™, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

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